Pricing Supplement Dated August 12, 2003                   Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                    File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Bear Stearns
Principal Amount:            $10,000,000.00
Agent's Discount
  or Commission:             $    40,000.00
Net Proceeds to Company:     $ 9,960,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  08/12/2003
Maturity Date:               08/12/2010
Issue Price:                 100%
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           / / LIBOR (see below)   / / Other
                           /X/ Treasury Rate - The bond equivalent
                               yield of the rate for the most recent
                               auction of US T-Bills having a maturity of 3
                               months as displayed on Telerate Page 56

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        / / Telerate Page: 3750

Interest Reset Dates:   Each February 12, May 12, August 12 and November 12,
                        provided however, the first Interest Reset Date will be August 12, 2003.

Interest Payment Dates: Each February 12, May 12, August 12 and November 12,
                        commencing November 12, 2003.

Index Maturity:         3 Months
Spread (+/-):           +2.25%

Day Count Convention:
      / / Actual/360 for the period from / / to / /
      /X/ Actual/Actual for the period from 08/12/03 to 08/12/10
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent
If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.

Risk Factors:
      Your investment in the Notes involves certain risks, not all of which are described in this Pricing Supplement. In the consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks (and discussion of risk contained in the Prospectus) before deciding whether an investment in the Notes is suitable for you. The Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and interrelationships.

Structure of Notes Indexed to Interest Rates:
         Because the Notes are indexed to the Treasury Rate, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rates have been volatile, and volatility in those and other interest rates may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.